Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE
Omaha, Nebraska

February 16, 2023

CONTACT:

Andy Grier

Senior Vice President

402-952-1235

Greystone Housing Impact Investors LP Issues

1,500,000 Series A-1 Preferred Units

OMAHA, Nebraska – Greystone Housing Impact Investors LP (NYSE: GHI) (the “Partnership”) announced today that on February 15, 2023 the Partnership executed an Exchange Agreement to issue 700,000 Series A-1 Preferred Units representing limited partnership interests in the Partnership (the “Series A-1 Preferred Units”) to a financial institution in exchange for 700,000 previously outstanding Series A Preferred Units representing limited partnership interests in the Partnership (the “Series A Preferred Units”) held by the financial institution. There were no net proceeds or other cash consideration paid to or from the Partnership as a result of the exchange transaction. The stated value of the newly issued Series A-1 Preferred Units is $7,000,000. The Series A-1 Preferred Units were issued in accordance with the Partnership’s existing “shelf” registration statement on Form S-4 (Reg. No. 333-255475) for the exchange of up to 9,450,000 of previously issued Series A Preferred Units.

Separately, the Partnership also executed a Subscription Agreement with the same financial institution to issue 800,000 of additional Series A-1 Preferred Units, resulting in $8,000,000 in new aggregate proceeds to the Partnership. The stated value of the newly issued Series A-1 Preferred Units is $8,000,000. The Series A-1 Preferred Units were issued in accordance with the Partnership’s existing “shelf” registration statement on Form S-3 (Reg. No. 333-259203) for the issuance of up to 3,500,000 of Series A-1 Preferred Units.

The Series A Preferred Units and Series A-1 Preferred Units are non-cumulative, non-convertible, and non-voting classes of limited partnership interests in the Partnership for which the holder has an option to have the units redeemed on the sixth anniversary of the acquisition date and each subsequent anniversary thereafter. The Series A Preferred Units that were exchanged were originally issued to the financial institution in December 2016. The transactions provide the Partnership with $8.0 million of new low-cost capital and allows the Partnership to retain $7.0 million of the original issuance of the Series A Preferred Units. The earliest potential redemption date for the newly issued Series A-1 Preferred Units is February 2029, with certain exceptions. To date, the Partnership has exchanged $37.0 million of its previously issued $94.5 million of Series A Preferred Units for newly issued Series A-1 Preferred Units.

“We are encouraged by the exchange and additional investment in our Series A-1 Preferred Units, which provide non-dilutive, fixed-rate and low cost institutional capital to execute on our strategy for the benefit of our unitholders,” said Kenneth C. Rogozinski, Chief Executive Officer of the Partnership. “We are pleased that one of our original Series A Preferred Unit investors not only extended their original investment through their exchange, but increased their commitment to the Partnership through the purchase of new Series A-1 Preferred Units.”

About Greystone Housing Impact Investors LP

Greystone Housing Impact Investors LP (formerly known as America First Multifamily Investors, L.P.) was formed in 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, seniors and student housing properties. The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis. The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes. The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by its Second Amended and Restated Limited Partnership Agreement, dated December 5, 2022, taking advantage of attractive financing structures available in the securities market, and entering into interest rate risk management instruments. Greystone Housing Impact Investors LP press releases are available at www.ghiinvestors.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, mortgage revenue bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Readers are urged to consider these factors carefully in evaluating the forward-looking statements. The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.